                                    EXHIBIT 2


                   ANNOUNCEMENT OF IMPLEMENTATION OF OFF-FLOOR
                      DISTRIBUTION OF SHARES OF THE COMPANY

















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





                              (English Translation)


                                                               September 8, 2004


To whom it may concern:      WACOAL CORP.
                             Yoshikata Tsukamoto, President and Director
                             (Code Number:  3591)
                             (Tokyo Stock Exchange, First Section)
                             (Osaka Securities Exchange, First Section)
                             Ikuo Otani, Corporate Officer, Director of Finance,
                             Corporate Planning
                             (Telephone: 075-682-1027)


       Announcement of Implementation of Off-Floor Distribution of Shares
       ------------------------------------------------------------------


     We hereby announce that an off-floor distribution of shares of the Company by a significant shareholder will be implemented as follows.




1.       Number of shares to be sold:    795,000 shares


2.       Date of sales:                  September 9, 2004 (Thursday)


3.       Sales price of the shares:      JPY1,108


4.       Maximum number of shares to be subscribed:           Up to 5,000 shares per subscriber (sales unit
                                                              shall be 1,000 shares)


5.       Name of the Stock Exchange to implement the off-floor distribution:    Tokyo Stock Exchange


6.       Purpose of off-floor distribution: To improve distribution of the Company's shares.



Additional Information:


Calculation of the sales price:


         Reference date for the calculation and share price on that date:

                             September 8, 2004 (Wednesday)

                             JPY1,131

         Discount ratio:     2.03%













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